Exhibit 10.02

April 22, 2005

Dale Brown

Dear Dale,

I am pleased to award you a bonus in the gross amount of $27,750.00, less deductions for taxes and withholding. You will receive this amount with your paycheck dated April 30, 2005. This award will be subject to the terms and conditions described on Attachment 1.

Thank you for your hard work, dedication, and loyalty to the Company. You have worked through a challenging environment and I want you to know I really appreciate your efforts and contributions. I also look forward to continuing to work with you in the future.

As this is a very special award, not related to your 2005 management bonus target. Please do not discuss with anybody in the Company except for Bob Gargus, Darrel Slack, HR, or me.

Congratulations and keep up the great work!

Sincerely,

/s/ Steve Tirado

Steve Tirado
Chief Executive Officer

Dale Brown Bonus Dated April 30, 2005
Terms & Conditions
Attachment 1

If your employment is involuntarily terminated for Cause or voluntarily terminated without Good Reason, you will be required to pay back to the company a pro-rata portion of the bonus. The amount due to the company will be reduced by 8.333% after the first one (1) month of employment beginning with the award date, and thereafter, at 8.333% after each full succeeding month you are employed by the Company.

“Good Reason” shall mean, without your express prior written consent, the occurrence of any one or more of the following: (a) a material reduction or material adverse alteration in your position, title, duties, or responsibilities from those in effect as of the award date, or (b) a reduction by the Company of your base salary or target annual bonus percentage in effect on the award date, unless said reduction is part of a uniform reduction applied to all similarly situated employees.

“Cause” shall mean (i) any breach of this agreement, the Employee Inventions and Confidentiality Agreement between you and the Company, or any other written agreement between you and the Company, if such breach causes harm to the Company; (ii) any negligence or willful misconduct by you in your performance of duties to the Company that causes harm to the Company, including (without limitation) repeated failure to follow the directions of the person to whom you report; (iii) your repeated failure to diligently follow the lawful directions of the Board of Directors of the Company or your repeated failure to diligently perform your duties in a reasonable manner pursuant to this agreement; (iv) your commission of a felony under the laws of the United States or any state thereof; (v) your commission of any act of fraud, embezzlement or dishonesty or breach of fiduciary duties; (vi) your abuse of alcohol or controlled substances that has a detrimental effect upon your performance of your duties under this agreement; or (vii) a good faith determination by the Company’s Board of Directors or the person to whom you report that you have failed to perform your material duties to the Company after written notice and a reasonable opportunity to cure. A termination without Cause shall mean a termination for any reason other than those listed in clauses (i)-(vii) of the preceding sentence or death or disability.

Agreed and accepted,

/s/ Dale Brown	4/22/2005	/s/ Steve Tirado	4/22/2005

Dale Brown	Date	Steve Tirado	Date